THE NEW HOME COMPANY REPORTS 2015 FOURTH QUARTER AND FULL YEAR RESULTS

- Net Income of $21.7 million or $1.28 per Share for the Full Year -
- Net Income of $12.2 million or $0.69 per Share for the Fourth Quarter -
- Total Revenues Increased 167% to $194.6 million for the Fourth Quarter -
- New Home Orders up 153% for the Fourth Quarter -
- Backlog Dollar Value Increased 92% to $166.6 million -

Aliso Viejo, California, February 26, 2016. The New Home Company Inc. (NYSE: NWHM) today announced results for the fourth quarter and year ended December 31, 2015.

Fourth Quarter 2015 Highlights Compared to Fourth Quarter 2014

•	Net income of $12.2 million, or $0.69 per diluted share vs. $5.3 million, or $0.32 per diluted share

•	Total revenues of $194.6 million, up 167% from $73.0 million

•	Homebuilding gross margin of 15.1%, up 190 bps from 13.2%

•	Average selling price up 15% to $1.9 million from $1.7 million

•	SG&A as a percentage of home sale revenues of 7.6% vs. 16.2%, an 860 basis point improvement

•	Backlog dollar value of $166.6 million, up 92%

•	Wholly-owned community count of 10, up 150%

Full year 2015 Highlights Compared to Full Year 2014

•	Net income of $21.7 million, or $1.28 per diluted share vs. $4.8 million, or $0.30 per diluted share

•	Pretax income of $33.9 million vs. $5.0 million, up 578%

•	Total revenue of $430.1 million vs. $149.7 million, up 187%

•	Income from joint ventures of $13.8 million vs. $8.4 million, a 63% increase

Larry Webb, the Company’s Chief Executive Officer commented, “I am very pleased with our performance in the 2015 fourth quarter as our Wholly Owned, Fee Building and Joint Venture businesses each contributed nicely to the bottom line. I am particularly excited about our wholly owned business, which increased revenues in the quarter by 345% year over year, thanks to a 285% increase in deliveries and a 15% increase in average selling prices. This sharp increase in revenues allowed us to better leverage our SG&A costs and generate higher profits.”

Mr. Webb added, “We continue to invest in the business, and the equity capital we raised during the fourth quarter will go a long way towards supporting future growth. We have many exciting new communities opening in 2016, and we’ve identified additional land opportunities that fit nicely into our existing footprint. In short, we believe we are in a great position to build on the momentum we generated in 2015 and scale our business profitably.”

Fourth Quarter 2015 Operating Results

Total revenues for the 2015 fourth quarter were up 167% to $194.6 million, compared to $73.0 million in the prior year period. Net income attributable to the Company was $12.2 million, or $0.69 per diluted share, compared to $5.3 million, or $0.32 per diluted share, in the year earlier period. The improvement in net income was primarily due to an increase in total revenues, a 190 basis point improvement in gross margin from home sales and an 860 basis point improvement in SG&A expenses as a percentage of home sale revenues.

Wholly Owned Projects

Home sales revenue for the 2015 fourth quarter was $146.9 million, compared to $33.2 million in the prior year period. The growth in home sales revenue was driven by a 285% increase in deliveries and a 15% increase in the average selling price of homes delivered to $1.9 million compared to $1.7 million in the prior year period. The increase in average selling price was primarily due to a product mix shift to higher-priced coastal Southern California communities, including the initial deliveries from the Company's new Fiano community located in Newport Coast (Newport Beach, CA).

Homebuilding gross margin percentage improved 190 basis points to 15.1%, compared to 13.2% in the prior year period. Adjusted homebuilding gross margin percentage, which excludes interest in cost of home sales, was 16.2%*, compared to 14.5%* in the prior year period. The year-over-year increase in gross margin percentage was due primarily to a larger proportion of deliveries generated from our higher-priced Newport Coast, Irvine and Lafayette communities and, to a lesser extent, the initial deliveries from our two new communities in the Cannery masterplan in Davis, CA. Sequentially, the Company's homebuilding gross margin percentage improved 130 basis points from the 2015 third quarter primarily due to the initial deliveries from our Fiano community, and our Sage and Heirloom communities in Davis, CA.

Selling, general and administrative ("SG&A") expenses were $11.2 million, compared to $5.4 million in the prior year period. The increase in SG&A expenses resulted from higher selling and marketing expenses due to a 342% increase in home sales revenue and increased G&A to support our growth. As a percentage of home sales revenue, SG&A was 7.6% versus 16.2% in the prior year period, an 860 basis point decline. The improvement in the year-over-year SG&A rate was driven by stronger operating leverage from higher home sales revenue.

New home orders were up 153% to 48 homes, compared to 19 homes in the prior year period. The Company's monthly sales absorption pace was 1.6 sales per average selling community, flat with the prior year period. The Company more than doubled its active selling communities to 10 communities at the end of the 2015 fourth quarter, compared to four as of the end of the prior year quarter. The dollar value of the Company's wholly-owned backlog at the end of the 2015 fourth quarter was up 92% year-over-year to $166.6 million and totaled 67 homes in backlog compared to 41 homes in the prior year period.

Fee Building Projects

Fee building revenue for the 2015 fourth quarter increased 20% to $47.7 million due to an increase in fee building construction activity. Fee building gross margin was $4.1 million, compared to $2.6 million in the prior year period. The increase in fee building gross margin was primarily attributable to an increase in fee building activities and better G&A leverage.

Unconsolidated Joint Ventures (JVs)

The Company’s share of joint venture income for the 2015 fourth quarter was $4.6 million, compared to $7.4 million in the prior year period. The decrease in the Company's share of joint venture income was driven largely by a decrease in land sales revenue and land sales gross margins. The following sets forth supplemental information about the Company’s JVs. Such information is not included in the Company’s financial data for GAAP purposes.

Total revenue of the JVs was $155.1 million and net income was $25.9 million, compared to $183.2 million and $33.6 million in the prior year period, respectively. Home sales revenue of the JVs was $135.2 million, compared to $136.3 million in the prior year period.

Homebuilding gross margin percentage generated by the JVs increased slightly to 23.5%, compared to 23.1% in the prior year period.

As of December 31, 2015, the JVs had eight actively selling communities, consistent with eight at the end of the prior year period. New home orders from JVs for the 2015 fourth quarter decreased 46% to 31 as compared to the prior year period of 57 homes. The decline in JV orders was the result of a lower monthly sales absorption rate, which was largely the result of having fewer available homes to sell within the actively selling JV communities. The dollar value of homes in backlog from unconsolidated JVs at the end of the 2015 fourth quarter was up 3% to $117.9 million from 109 homes, compared to $115.0 million from 75 homes in the prior year period. In addition, the dollar value backlog of JV lots at the end of the 2015 fourth quarter was approximately $33.5 million versus $89.1 million in the year earlier period.

Full Year 2015 Operating Results
Total revenues for the year ended December 31, 2015 were up 187% to $430.1 million, compared to $149.7 million in the prior year. Net income attributable to the Company for the full year 2015 was $21.7 million, or $1.28 per diluted share, compared to $4.8 million, or $0.30 per diluted share, in the year earlier period. The improvement in net income was primarily due to an increase in total revenues, a $5.3 million increase in joint venture income and a 1,740 basis point improvement in SG&A expenses as a percentage of home sale revenues. The reduction in our SG&A rate to 10.4% from 27.8% was driven by stronger operating leverage resulting from a 400% increase in home sales revenue to $280.2 million. The increase in home sales revenue was due to a 179% increase in new home deliveries and a 79% increase in our average selling price to $1.9 million.

Balance Sheet and Liquidity

During December 2015, the Company completed a follow-on equity offering of 4,025,000 shares of common stock for $47.3 million in net proceeds to the Company after underwriting and other expenses. In addition, the Company exercised the accordion under its senior unsecured revolving credit facility during the quarter increasing the total commitment under the facility from $175 million to $200 million. As of December 31, 2015, the Company had $45.9 million of cash and cash equivalents, $127.1 million in available loan commitments and $83.1 million of total debt outstanding. The Company ended the 2015 fourth quarter with a net debt-to-capital ratio of 14.3%*.

Guidance

The Company is providing initial guidance for the full year 2016 as follows:

•	Wholly Owned revenues of $450 - $500 million

•	Fee Building revenues of $100 - $120 million

•	Income from unconsolidated joint ventures of $10 - $12 million

•	Wholly Owned active year-end community count of 14, an increase of 40%

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 1:00 p.m. Eastern Time on Friday, February 26, 2016 to review fourth quarter results, discuss recent events and conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to the start time. Replays of the conference call will be available through March 26, 2016 and can be accessed by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the pass code 13628719.

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including coastal Southern California, the San Francisco Bay area, metro Sacramento and the greater Phoenix area. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

* Adjusted homebuilding gross margin percentage and net debt-to-capital ratio are non-GAAP measures. A reconciliation of the appropriate GAAP measure to each of these measures is included in the accompanying financial data. See "Reconciliation of Non-GAAP Financial Measures."

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, our ability to execute our strategic growth objectives, revenues, income, earnings per share and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” “guidance,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; continued volatility and uncertainty in the credit markets and broader financial markets; our future operating results and financial condition; our business operations; changes in our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; availability, terms and deployment of capital; continued or increased disruption in the availability of mortgage financing or the number of foreclosures in the market; shortages of or increased prices for labor, land or raw materials used in housing construction; delays in land development, home construction or home sales resulting from adverse weather conditions or other events outside our control; the cost and availability of insurance and surety bonds; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; the cyclical and competitive nature of our business, litigation and warranty claims; our leverage and debt service obligations; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report and other reports filed with the Securities and Exchange Commission. The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements. The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:
Investor Relations | Drew Mackintosh | 949-382-7838 | investorrelations@nwhm.com

KEY OPERATIONS AND FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	Change	2015	2014	Change
Operating Data:
Total revenues	$194,626	$72,985	$121,641	$430,099	$149,657	$280,442
Home sales revenue	$146,894	$33,240	$113,654	$280,209	$56,094	$224,115
Homebuilding gross margin	$22,228	$4,401	$17,827	$40,179	$8,434	$31,745
Homebuilding gross margin %	15.1%	13.2%	1.9%	14.3%	15.0%	(0.7)%
Adjusted homebuilding gross margin %**	16.2%	14.5%	1.7%	15.2%	16.0%	(0.8)%
Fee building revenue (1)	$47,732	$39,745	$7,987	$149,890	$93,563	$56,327
Fee building gross margin	$4,069	$2,553	$1,516	$10,213	$4,506	$5,707
Fee building gross margin %	8.5%	6.4%	2.1%	6.8%	4.8%	2.0%
Equity in net income of unconsolidated joint ventures	$4,586	$7,448	$(2,862)	$13,767	$8,443	$5,324
Net income attributable to The New Home Company Inc.	$12,226	$5,319	$6,907	$21,688	$4,787	$16,901
Interest incurred and capitalized to inventory	$1,427	$778	$649	$4,722	$1,857	$2,865
Interest in cost of home sales	$1,635	$414	$1,221	$2,511	$532	$1,979
Other Data:
New home orders	48	19	29	174	79	95
New homes delivered	77	20	57	148	53	95
Average selling price of homes delivered	$1,908	$1,662	$246	$1,893	$1,058	$835
Average selling communities	10.0	4.0	6.0	7.2	3.4	3.8
Selling communities at end of period				10	4	6
Backlog (est. dollar value)				$166,567	$86,711	$79,856
Backlog (homes)				67	41	26
Average selling price in backlog				$2,486	$2,115	$371
Lots owned and controlled (2)				6,064	5,926	138

				December 31,	December 31,
Balance Sheet Data:				2015	2014	Change
Cash, cash equivalents and restricted cash				$46,254	$44,340	$1,914
Real estate inventories				$209,918	$163,564	$46,354
Notes payable, including unsecured revolving credit facility				$83,082	$113,751	$(30,669)
Equity, exclusive of noncontrolling interest				$220,775	$148,084	$72,691
Book capitalization				$303,857	$261,835	$42,022
Ratio of debt-to-capital				27.3%	43.4%	(16.1)%
Ratio of net debt-to-capital **				14.3%	31.9%	(17.6)%

(1) Fee building revenue includes management fees from unconsolidated joint ventures of $4.1 million and $4.1 million for the fourth quarter ended December 31, 2015 and 2014, respectively, and $12.4 million and $9.6 million for the year ended December 31, 2015 and 2014, respectively.
(2) Includes lots owned and controlled through joint ventures and fee building agreements.
** See "Reconciliation of Non-GAAP Financial Measures" beginning on page 10.

KEY OPERATIONS AND FINANCIAL DATA - UNCONSOLIDATED JOINT VENTURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	Change	2015	2014	Change
Operating Data:
Home sales revenue	$135,191	$136,331	$(1,140)	$335,515	$224,498	$111,017
Homebuilding gross margin	$31,742	$31,519	$223	$76,537	$50,196	$26,341
Homebuilding gross margin %	23.5%	23.1%	0.4%	22.8%	22.4%	0.4%
Adj homebuilding gross margin %**	24.5%	24.5%	—%	24.0%	23.6%	0.4%
Land sales revenue	$19,911	$46,888	$(26,977)	$74,366	$46,888	$27,478
Land gross margin	$2,557	$11,922	$(9,365)	$15,613	$11,922	$3,691
Land gross margin %	12.8%	25.4%	(12.6)%	21.0%	25.4%	(4.4)%
Adj land gross margin %**	12.9%	25.8%	(12.9)%	21.0%	25.8%	(4.8)%
Net income	$25,885	$33,611	$(7,726)	$65,194	$41,174	$24,020
Interest in cost of home sales	$1,362	$1,877	$(515)	$4,016	$2,885	$1,131
Interest in cost of land sales	$13	$173	$(160)	$38	$173	$(135)
Other Data:
New home orders	31	57	(26)	299	288	11
New homes delivered	95	129	(34)	265	275	(10)
Average selling price of homes delivered	$1,423	$1,057	$366	$1,266	$816	$450
Average selling communities	10.3	10.3	—	9.6	8.5	1.1
Selling communities at end of period				8	8	—
Backlog homes (est. dollar value)				$117,936	$114,988	$2,948
Backlog (homes)				109	75	34
Average selling price in backlog (homes)				$1,082	$1,533	$(451)
Backlog lots (est. dollar value)				$33,534	$89,103	$(55,569)
Lots owned and controlled				3,324	3,892	(568)

				December 31,	December 31,
Balance Sheet Data:				2015	2014	Change
Cash, cash equivalents and restricted cash				$66,215	$60,018	$6,197
Real estate inventories				$415,730	$459,770	$(44,040)
Notes payable				$94,890	$87,994	$6,896
The Company's equity				$60,572	$60,564	$8
Other partners' equity				$272,642	$320,451	$(47,809)
Book capitalization				$428,104	$469,009	$(40,905)

** See "Reconciliation of Non-GAAP Financial Measures" beginning on page 10.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2015	2014
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Assets
Cash and cash equivalents	$45,874	$44,058
Restricted cash	380	283
Contracts and accounts receivable	23,960	13,164
Due from affiliates	979	2,662
Real estate inventories	209,918	163,564
Investment in unconsolidated joint ventures	60,572	60,564
Other assets	9,587	7,663
Total assets	$351,270	$291,958

Liabilities and equity
Accounts payable	$26,371	$16,581
Accrued expenses and other liabilities	19,827	11,200
Due to affiliates	293	—
Unsecured revolving credit facility	74,924	100,474
Other notes payable	8,158	13,277
Total liabilities	129,573	141,532
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 20,543,130 and 16,448,750, shares issued and outstanding as of December 31, 2015 and December 31, 2014, respectively	205	164
Additional paid-in capital	194,437	143,475
Retained earnings	26,133	4,445
Total The New Home Company Inc. stockholders' equity	220,775	148,084
Noncontrolling interest in subsidiary	922	2,342
Total equity	221,697	150,426
Total liabilities and equity	$351,270	$291,958

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(Dollars in thousands, except per share amounts)
Revenues:
Home sales	$146,894	$33,240	$280,209	$56,094
Fee building, including management fees from unconsolidated joint ventures of $4,071, $4,058, $12,426 and $9,582, respectively	47,732	39,745	149,890	93,563
	194,626	72,985	430,099	149,657
Expenses:
Cost of homes sales	124,666	28,839	240,030	47,660
Cost of fee building	43,663	37,192	139,677	89,057
Selling and marketing	4,029	978	8,943	3,166
General and administrative	7,200	4,392	20,278	12,420
	179,558	71,401	408,928	152,303
Equity in net income of unconsolidated joint ventures	4,586	7,448	13,767	8,443
Guaranty fee income	—	—	—	19
Other expense, net	(183)	(680)	(1,027)	(813)
Income before taxes	19,471	8,352	33,911	5,003
Provision for taxes	(7,258)	(2,822)	(12,533)	(246)
Net income	12,213	5,530	21,378	4,757
Net loss (income) attributable to noncontrolling interest	13	(210)	310	30
Net income attributable to The New Home Company Inc.	$12,226	$5,320	$21,688	$4,787

Earnings per share attributable to The New Home Company Inc.
Basic	$0.70	$0.32	$1.29	$0.30
Diluted	$0.69	$0.32	$1.28	$0.30
Weighted average shares outstanding:
Basic	17,545,333	16,448,750	16,767,513	15,927,917
Diluted	17,790,082	16,543,620	16,941,088	15,969,199

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended
	December 31,
	2015	2014
	(Dollars in thousands)
Operating activities:
Net income	$21,378	$4,757
Adjustments to reconcile net income to net cash used in operating activities:
Deferred taxes	(1,675)	(5,819)
Amortization of equity based compensation	3,884	2,322
Excess tax benefits from stock-based compensation	(97)	—
Distributions of earnings from unconsolidated joint ventures	18,477	6,040
Equity in net income of unconsolidated joint ventures	(13,767)	(8,443)
Deferred profit from unconsolidated joint ventures	(1,603)	—
Depreciation and amortization	473	381
Abandoned project costs	635	754
Other	—	—
Net changes in operating assets and liabilities:
Restricted cash	(97)	(153)
Contracts and accounts receivable	(10,796)	(5,986)
Due from affiliates	1,683	(2,104)
Real estate inventories	(69,289)	(119,605)
Other assets	(304)	3,388
Accounts payable	9,790	7,893
Accrued expenses and other liabilities	8,712	4,349
Due to affiliates	293	—
Net cash used in operating activities	(32,303)	(112,226)
Investing activities:
Purchases of property and equipment	(418)	(883)
Contributions to unconsolidated joint ventures	(15,028)	(34,610)
Distributions of capital from unconsolidated joint ventures	32,026	10,609
Net cash provided by (used in) investing activities	16,580	(24,884)
Financing activities:
Net proceeds from issuance of common stock	47,253	87,800
Repurchase of common stock	—	(11,989)
Cash distributions to noncontrolling interest in subsidiary	(2,411)	(52)
Borrowings from credit facility and other notes payable	103,002	111,636
Repayments of credit facility and other notes payable	(130,171)	(15,768)
Minimum tax withholding paid on behalf of employees for stock awards	(248)	—
Excess tax benefits from stock-based compensation	97	—
Proceeds from exercise of stock options	17	—
Net cash provided by financing activities	17,539	171,627
Net increase in cash and cash equivalents	1,816	34,517
Cash and cash equivalents – beginning of year	44,058	9,541
Cash and cash equivalents – end of year	$45,874	$44,058
Supplemental disclosures of cash flow information
Interest paid, net of amounts capitalized	$—	$—
Income taxes paid	$11,261	$1,470
Supplemental disclosures of non-cash transactions
Purchase of real estate with note payable to land seller	$—	$17,000
Purchase of real estate with notes payable to affiliate	$747	$—
Contribution of real estate to unconsolidated joint ventures	$18,828	$1,890
Contribution of real estate from noncontrolling interest in subsidiary	$1,301	$1,252
Deductible transaction costs and additional contribution of deferred tax assets from IPO	$—	$808

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following tables reconcile homebuilding and land gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding and land gross margin percentage. We believe this information is meaningful, as it isolates the impact leverage has on homebuilding and land gross margin and provides investors better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three months ended December 31,				Year Ended December 31,
	2015	%	2014	%	2015	%	2014	%
	(Dollars in thousands)
Homebuilding
Home sales revenue	$146,894	100.0%	$33,240	100.0%	$280,209	100.0%	$56,094	100.0%
Cost of home sales	124,666	84.9%	28,839	86.8%	240,030	85.7%	47,660	85.0%
Homebuilding gross margin	22,228	15.1%	4,401	13.2%	40,179	14.3%	8,434	15.0%
Add: Interest in cost of home sales	1,635	1.1%	414	1.3%	2,511	0.9%	532	1.0%
Adjusted homebuilding gross margin	$23,863	16.2%	$4,815	14.5%	$42,690	15.2%	$8,966	16.0%

Unconsolidated Joint Ventures - Homebuilding
Home sales revenue	$135,191	100.0%	$136,331	100.0%	$335,515	100.0%	$224,498	100.0%
Cost of home sales	103,449	76.5%	104,812	76.9%	258,978	77.2%	174,302	77.6%
Homebuilding gross margin	31,742	23.5%	31,519	23.1%	76,537	22.8%	50,196	22.4%
Add: Interest in cost of home sales	1,362	1.0%	1,877	1.4%	4,016	1.2%	2,885	1.2%
Adjusted homebuilding gross margin	$33,104	24.5%	$33,396	24.5%	$80,553	24.0%	$53,081	23.6%

Unconsolidated Joint Ventures - Land
Land sales revenue	$19,911	100.0%	$46,888	100.0%	$74,366	100.0%	$46,888	100.0%
Cost of land sales	17,353	87.2%	34,966	74.6%	58,753	79.0%	34,966	74.6%
Land gross margin	2,558	12.8%	11,922	25.4%	15,613	21.0%	11,922	25.4%
Add: Interest in cost of land sales	13	0.1%	173	0.4%	38	—%	173	0.4%
Adjusted land gross margin	$2,571	12.9%	$12,095	25.8%	$15,651	21.0%	$12,095	25.8%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	December 31,	December 31,
	2015	2014
	(Dollars in thousands)
Notes payable, including unsecured revolving credit facility	$83,082	$113,751
Equity, exclusive of noncontrolling interest	220,775	148,084
Total capital	$303,857	$261,835
Ratio of debt-to-capital (1)	27.3%	43.4%

Notes payable, including unsecured revolving credit facility	$83,082	$113,751
Less: cash, cash equivalents and restricted cash	46,254	44,340
Net debt	36,828	69,411
Equity, exclusive of noncontrolling interest	220,775	148,084
Total capital	$257,603	$217,495
Ratio of net debt-to-capital (2)	14.3%	31.9%

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing notes payable by the sum of total notes payable plus equity, exclusive of noncontrolling interest.

(2)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is notes payable less cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of noncontrolling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our notes payable, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information. See the table above reconciling this non-GAAP financial measure to the ratio of debt-to-capital.